UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

Commission File Number	Registrant, State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.
333-42427	J. CREW GROUP, INC. (Incorporated in Delaware) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	22-2894486

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2007, the Company’s Board of Directors unanimously voted to appoint Heather Reisman as a Director, effective on May 15, 2007. The Company has not yet determined the committee or committees on which Ms. Reisman will serve. In exchange for her services as a Director in 2007, Ms. Reisman will be entitled to receive the following compensation pro-rated based upon the effective date of her appointment: (1) an annual cash retainer of $35,000; (2) an additional cash payment of $2,000 for each Board meeting attended in person; and (3) non-qualified stock options to purchase 5,500 shares of our common stock to be granted on June 12, 2007 (the date of our annual stockholder meeting), which will have an exercise price equal to fair market value on the grant date (as determined under the applicable equity plan), will vest, subject to continued services as a Director, in three equal annual installments beginning on the first anniversary of the grant date and will have a seven year term. In addition, as a new Director, Ms. Reisman will also be entitled to receive additional non-qualified stock options to purchase 5,000 shares of our common stock to be granted as soon as reasonable practicable after joining the Company’s Board of Directors, which have the same terms and conditions described above, and will be required to purchase a minimum of 2,500 shares of our common stock in the open market within a reasonable amount of time after joining the Board of Directors.

In addition, Richard Boyce tendered his resignation on April 30, 2007 as a member of the Board of Directors, effective May 15, 2007. At the time of his resignation, Mr. Boyce did not serve on any committee of the Board of Directors. His departure was not caused by any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

The Company issued a press release on May 2, 2007 announcing the appointment of Heather Reisman to the Board of Directors and the departure of Richard Boyce as a Director. The text of the press release, which is attached as Exhibit 99.1, is incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release issued by the Company on May 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. CREW GROUP, INC.

By	/s/ Arlene S. Hong
Name:	Arlene S. Hong
Title:	Senior Vice-President and General Counsel

Date: May 2, 2007